Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE ATHENAHEALTH, INC.
2007 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:_____________________

No. of Restricted Stock Units:________________________

Grant Date:____________________________

athenahealth, Inc. (the “Company”) has selected you to receive an award of Restricted Stock Units identified above, subject to the terms set forth on Appendix A hereto and the provisions of the  athenahealth, Inc. 2007 Stock Option and Incentive Plan (the “Plan”) and the attached Statement of Terms and Conditions.

Please indicate your acceptance of this Agreement by signing below and returning it promptly to the Company, to the attention of the VP of People and Process.

athenahealth, Inc.

By:
Title:

I hereby accept the award of Restricted Stock Units and agree to the terms and conditions thereof as set forth in the Plan and the attached Statement of Terms and Conditions.

Dated:
Grantee’s Signature

Grantee’s Name and Address

Appendix A

Vesting Schedule

Percentage of Units Vested	Vesting Date
____%	First Anniversary of Grant Date
____%	Second Anniversary of Grant Date
____%	Third Anniversary of Grant Date
____%	Fourth Anniversary of Grant Date

The Administrator may at any time accelerate the vesting schedule set forth above.

STATEMENT OF TERMS AND CONDITIONS

1.  Preamble.  This Statement contains the terms and conditions of an award (“Award”) of Restricted Stock Units (“Restricted Stock Units”) made to the Grantee identified in the Restricted Stock Unit Award Agreement attached hereto pursuant to the Plan.  Each Restricted Stock Unit represents the right to receive one share of common stock of the Company (“Stock”) on the vesting date of that unit.

2.  Acceptance of Award.  The Grantee shall have no rights with respect to this Award unless he/she shall have accepted this Award by signing and delivering to the Company a copy of the Restricted Stock Unit Award Agreement within 45 days of the Grant Date indicated on such agreement.

3.  Restrictions and Conditions.

(a)  This Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(b)  If the Grantee’s employment with or service to the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason (including death) prior to vesting of Restricted Stock Units granted herein, all Restricted Stock Units shall immediately and automatically be forfeited and returned to the Company.

(c)  The Grantee shall not have any stockholder rights, including voting or dividend rights, with respect to the shares of Stock subject to the Award until the Grantee becomes a record holder of those shares of Stock following their actual issuance pursuant to Section 6 of this Agreement

4.  Vesting of Restricted Stock Units.

The term “vest” as used in this Statement means the lapsing of the restrictions that are described in this Statement with respect to the Restricted Stock Units.  The Restricted Stock Units shall vest in accordance with the schedule set forth in Section 1 of Appendix A to the Restricted Stock Unit Award Agreement so long as the Grantee remains an employee or director of the Company or a Subsidiary on each vesting date.

5.  Dividend Equivalents.

(a)  If on any date the Company shall pay any dividend on shares of Stock of the Company, the number of Restricted Stock Units credited to the Grantee shall, as of such date, be increased by an amount determined by the following formula:

W = (X multiplied by Y) divided by Z, where:

W = the number of additional Restricted Stock Units to be credited to the Grantee on such dividend payment date;

X = the aggregate number of Restricted Stock Units credited to the Grantee as of the record date of the dividend;

Y = the cash dividend per share amount; and

Z = the Fair Market Value per share of Stock (as determined under the Plan) on the dividend payment date.

(b)   In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, the number of Restricted Stock Units credited to the Grantee shall be increased by a number equal to the product of (i) the aggregate number of Restricted Stock Units that have been awarded to the Grantee through the related dividend record date, and (ii) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock.  Any additional Restricted Stock Units shall be subject to the vesting and restrictions of this Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Stock Units are so forfeited.

6.  Receipt of Shares of Stock.

(a)  The Restricted Stock Units in which the Grantee vests in accordance with the vesting schedule set forth in Appendix A will be issuable in the form of shares of Stock immediately upon vesting, subject to the collection of the minimum withholding taxes in accordance with the share withholding provision of Section 8 of this Agreement.

 (b)  Once a stock certificate (or electronic transfer) has been delivered to the Grantee in respect of the Restricted Stock Units, the Grantee will be free to sell the shares of Stock evidenced by such certificate (or electronic transfer), subject to applicable requirements of federal and state securities law and the Company’s insider trading policy.

7.   Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan.  Capitalized terms in this Award shall have the meaning specified in the Plan, unless a different meaning is specified herein.

8.  Tax Withholding.  The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold shares of Stock to be issued to the Grantee pursuant to this Agreement with an aggregate Fair Market Value that would satisfy the withholding amount due.

9.  No Obligation to Continue Employment.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Award to continue the Grantee in employment and neither the Plan nor this Award shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

10.  Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.